LEHMAN BROTHERS INCOME FUNDS

INVESTOR CLASS
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund

Date: September 26, 2008